EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Bob O’Malley	Jackie Dansak
President and Chief Executive Officer	Sr. Director, Corporate Comm.
InFocus Corporation	InFocus Corporation
(503) 685-8800	(503) 685-8913

Lisa Prentice
Chief Financial Officer
InFocus Corporation
(503) 685-8800

InFocus Announces First Quarter 2009 Financial Results

WILSONVILLE, Ore., April 27, 2009 – InFocus® Corporation (NASDAQ: INFS) today announced its first quarter 2009 financial results. For the quarter ending March 31st, the Company reported revenues of $ 44.4 million and a net loss of $8.1 million, or $0.20 per share, compared to revenues of $51.4 million and a net loss of $13.1 million, or $0.32 per share, in the fourth quarter of 2008 and revenues of $61.0 million and a net loss of $1.8 million, or $0.05 per share, in the first quarter of 2008.

Included in the first quarter 2009 results are restructuring charges of $1.0 million, an asset impairment charge of $1.2 million and value added tax assessment of $0.6 million. The restructuring charge consisted primarily of costs associated with lease losses of vacated and unutilized facilities, and accounted for $0.02 of the net loss per share. The impairment charge related to a fair value adjustment of the Company’s fixed assets accounted for $0.03 of the net loss per share. The tax assessment related to foreign jurisdiction value added taxes and interest for product shipments from 2002 and accounted for $0.01 of the net loss per share. Excluding these charges, proforma operating loss for the first quarter was $5.6 million.

On April 13th the Company announced that it had entered into a definitive Agreement and Plan of Merger with Image Holdings Corporation (IHC) and its wholly-owned subsidiary, IC Acquisition Corp (IC). Under the terms of the agreement, IHC will cause IC to make an all cash tender offer to acquire all outstanding shares of InFocus stock for $0.95 per share, or an aggregate value of approximately $39 million. The tender offer is expected to commence on or about April 27, 2009.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

First quarter revenues of $44.4 million represents a decrease of 14 percent compared to the fourth quarter of 2008, and a decrease of 27 percent compared to the first quarter of 2008. Projector unit shipments totaled approximately 60,000 in the first quarter, a decrease of approximately 5 percent compared to the fourth quarter of 2008 and a reduction of 13 percent compared to the first quarter of 2008. Overall, average selling prices (ASPs) decreased by approximately 9 percent from the fourth quarter of 2008. Gross margins were 14.1 percent, a reduction of 2.7 percent from the fourth quarter of 2008. Gross margins were negatively impacted in the first quarter by product mix and sale of end of life projectors. Revenue in the Americas decreased by 1 percent while units shipped increased by 6 percent compared to the fourth quarter of 2008. Revenue and unit shipments decreased by 37 percent and 25 percent, respectively, in Europe. Revenue and units from Asia Pacific decreased by 1 percent and increased by 12 percent, respectively, compared to the fourth quarter of 2008.

Operating and Other Expenses

Excluding charges, proforma operating expenses in the first quarter were $11.8 million, a reduction of $2.1 million, or 15 percent, from expenses in the fourth quarter of 2008. Reductions were experienced across all functional areas, and were the result of the implementation of the restructuring activities announced in the fourth quarter of 2008 and lower variable sales and marketing costs. Non-operating expense was $0.1 million in the first quarter, compared to $0.6 million in the fourth quarter of 2008 and $1.5 million in the first quarter of 2008.

Balance Sheet

Total cash, restricted cash, and marketable securities as of March 31, 2009 were $22.3 million, a decrease of $11.1 million from the end of the fourth quarter. The reduction in cash was primarily due to changes in working capital and capital expenditures. Accounts receivable were $24.2 million, a reduction of $1.1 million from the fourth quarter. Inventories reduced by $14.7 million to $23.8 million. Accounts payable decreased by $18.8 million to $21.7 million.

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings. Management uses such pro forma information for purposes of assessing the operating performance of the Company excluding the impact of such non-recurring charges.

Forward-Looking Statements

This press release contains forward-looking statements including statements concerning the proposed acquisition of InFocus and the expected commencement of the tender offer contemplated by such proposed acquisition. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, conditions affecting the industries in which InFocus operates, the parties’ ability to satisfy the conditions to the offer and the merger and to consummate the transactions, the ability of InFocus to realize anticipated cost savings, and other risk factors found in the InFocus annual report on Form 10-K for the year ended December 31, 2008. The forward-looking statements contained in this press release speak only as of the date on which they are made and InFocus does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.

NOTICE TO INVESTORS: This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of InFocus common stock described in the press release has not commenced. At the time the offer is commenced, a tender offer statement on Schedule TO will be filed with the Securities and Exchange Commission (SEC) and InFocus will file a solicitation / recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase and a related letter of transmittal) and the solicitation / recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to InFocus shareholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained – in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projections, and over 245 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com.

###

InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2009	2008
Revenues	$44,405	$61,025
Cost of revenues	38,153	48,590

Gross margin	$6,252	$12,435
Operating expenses:
Marketing and sales	$5,522	$8,291
Research and development	2,304	2,784
General and administrative	4,012	4,442
Restructuring costs	1,000	—
Impairment of long-lived assets	1,236	—
Value added tax assessment	468	—

	$14,542	$15,517
Loss from operations	$(8,290)	$(3,082)
Other income, net	(128)	1,510

Loss before income taxes	(8,418)	(1,572)
Provision for income taxes	(350)	236

Net Loss	$(8,068)	$(1,808)

Basic and fully diluted net loss per share	$(0.20)	$(0.05)

Basic and fully diluted shares outstanding	40,358	39,745

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$7,954	$16,801
Restricted cash, equivalents, and marketable securities	14,321	16,569
Accounts receivable, net of allowances	24,179	25,272
Inventories	23,798	38,520
Other current assets	3,938	4,043

Total Current Assets	74,190	101,205
Property and equipment, net	—	—
Other assets, net	7,321	7,023

Total Assets	$81,511	$108,228

Liabilities and Shareholders’ Equity
Current Liabilities:
Credit facility	$2,455	$—
Accounts payable	21,692	40,428
Other current liabilities	12,817	14,588

Total Current Liabilities	36,964	55,016
Other Long-Term Liabilities	1,823	2,124
Shareholders’ Equity:
Common stock and additional paid-in capital	170,429	170,306
Other comprehensive income:
Foreign currency translation	26,742	27,161
Accumulated deficit	(154,447)	(146,379)

Total Shareholders’ Equity	42,724	51,088

Total Liabilities and Shareholders’ Equity	$81,511	$108,228

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(unaudited)

	First Quarter 2009				Fourth Quarter 2008
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations
GAAP	$(8,068)	$(0.20)	$14,542	$(8,290)	$(13,086)	$(0.32)	$20,803	$(12,159)

Adjustments:
Restructuring costs	$1,000	$0.02	$(1,000)	$1,000	$4,200	$0.10	$(4,200)	$4,200
Impairment of long-lived assets	$1,236	$0.03	$(1,236)	$1,236	$2,628	$0.07	$(2,628)	$2,628
Value added tax assessment	$468	$0.01	$(468)	$468	$—	$—	$—	$—

Proforma excluding adjustments	$(5,364)	$(0.13)	$11,838	$(5,586)	$(6,258)	$(0.16)	$13,975	$(5,331)

	First Quarter 2009				First Quarter 2008
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations
GAAP	$(8,068)	$(0.20)	$14,542	$(8,290)	$(1,808)	$(0.05)	$15,517	$(3,082)

Adjustments:
Restructuring costs	$1,000	$0.02	$(1,000)	$1,000	$—	$—	$—	$—
Impairment of long-lived assets	$1,236	$0.03	$(1,236)	$1,236	$—	$—	$—	$—
Value added tax assessment	$468	$0.01	$(468)	$468	$—	$—	$—	$—

Proforma excluding adjustments	$(5,364)	$(0.13)	$11,838	$(5,586)	$(1,808)	$(0.05)	$15,517	$(3,082)